Exhibit 12.1
                          Waxman USA Inc.
                Ratio of Earnings to Fixed Charges
                      (Dollars in Thousands)

                                                         Year Ended June 30,                 Nine Months Ended March 31,
                              --------------------------------------------------------       ---------------------------
                                   1991     1992     1993     1994     1995     1995            1995      1996      1996
                                                                             Pro Forma (2)                       Pro Forma (2)
Fixed Charges:
      Interest expense         $  8,952  $ 13,908  $ 13,321 $ 13,790 $ 18,952 $  6,452         $13,735    $13,587  $4,794
      Interest element of rent      927     1,095     1,214    1,298    1,641    1,641             944        956     956
                               --------  --------  -------- -------- -------- --------          ------     ------  ------
                                  9,879    15,003    14,535   15,088   20,593    8,093          14,679     14,523   5,750
                               --------  --------  -------- -------- -------- --------          ------     ------  ------
Earnings:
      Income (loss) from          4,940     3,060   (6,070)    2,981  (4,276)    8,024             916   (10,057)  (1,384)
      continuing operations
      before provision (benefit)
      for income taxes, minority
      interest and cumulative
      effect of accounting change
      Addback fixed charges       9,879    15,003    14,535   15,088   20,593    8,093          14,679     14,523    5,750
                               --------  --------  -------- -------- -------- --------          ------     ------   ------
                                 14,819    18,063     8,465   18,069   16,317   16,117          15,595      4,466    4,366
                               --------  --------  -------- -------- -------- --------          ------     ------   ------
Ratio of earnings to fixed
  charges (1)                      1.5X      1.2X         -     1.2X        -     2.0X            1.1X           -        -

- ----------
(1) For fiscal 1993, fiscal 1995 and actual and pro forma March 31, 1996, earnings were insufficient to cover fixed charges by $6.1 million, $4.3 million, $10.1 million and $1.4 million, respectively.

(2) Pro forma calculations assume the consummation of the Barnett Public Offering and Private Exchange Offer and the application of the net proceeds therefrom to repay certain indebtedness.